                                                                     Exhibit 8.1

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

November 9, 2006


Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
19 Harrison Avenue,
Springfield, Massachusetts, 01102

Dear Board Members:

You have requested our opinion regarding certain federal income tax consequences of the conversion of Hampden Bancorp, MHC (the "Mutual Holding Company") and its direct wholly-owned subsidiary, Hampden Bank (the "Bank"), from the mutual holding company structure to the stock holding company form, pursuant to the integrated transactions described below. Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder (the "Treasury Regulations"), and upon current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify our opinion. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof. Since our opinion is rendered in advance of the closing of the transactions described below, we have assumed that the transactions will be consummated in accordance with such description, as well as all of the information and representations referred to herein. Any changes in the transaction could cause us to modify our opinion.

We opine only as to the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

We express no opinion on the state or local income tax consequences of the transactions described herein. We understand that Wolf & Company, P.C. will address such matters in a separate letter.

We have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further examined and have relied upon the accuracy of the factual matters set forth in the Plan of Conversion (the "Plan"), the Registration Statement on Form S-1 filed by Hampden Bancorp, Inc. (the "Company") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended,

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 2

and the Application for Conversion (the "Application") filed with the Massachusetts Division of Banks (the "Division").

THE PROPOSED TRANSACTIONS

The Mutual Holding Company, a Massachusetts-chartered mutual holding company, and the Bank, a Massachusetts-chartered stock savings bank, were created in a reorganization of a Massachusetts-chartered mutual savings bank in 2004 (the "MHC Reorganization"). In connection with the MHC Reorganization, the Mutual Holding Company holds all of the Bank's issued shares of its common stock ("Bank Common Stock"). No other shares of Bank Common Stock were issued in connection with the MHC Reorganization.

Subsequently, on July 25, 2006, the Mutual Holding Company and the Bank each adopted the Plan, providing for the conversion of the Mutual Holding Company into the capital stock form of organization.

The Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank believe that the reorganization of the Mutual Holding Company and the Bank into a stock holding company form of organization pursuant to the Plan is in the best interests of the Mutual Holding Company and the Bank, as well as in the best interests of the Bank's depositors. Accordingly, the following transactions will occur in the Conversion (as defined in the Plan) pursuant to the Plan:

     1. The Mutual Holding Company has incorporated the Company, a Delaware corporation, for the purpose of holding all of the capital stock of the Bank and to facilitate the Conversion.

     2. Subscription rights ("Subscription Rights") to purchase shares of the common stock of the Company ("Conversion Stock") will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Plans (as such persons are defined in the Plan). In addition, Subscription Rights will be issued to directors, trustees, officers, corporators and employees of the Mutual Holding Company and the Bank, in a fourth priority category, who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders.

     3. Upon the effective date (the "Effective Date") of the Conversion, the Mutual Holding Company will merge with and into the Bank pursuant to a plan of merger, with the Bank being the surviving institution (the "MHC Merger"). As a result of the MHC Merger, (a) the shares of Bank Common Stock currently held by the Mutual Holding Company will be extinguished, and (b) the Eligible and Supplemental Eligible Account Holders will be granted interests in a liquidation account (the "Liquidation Account") to be established by the Bank pursuant to the Plan.

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 3

     4. Upon the Effective Date, the Company will sell shares of Conversion Stock in a subscription offering (the "Subscription Offering") in order of priority to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Benefit Plans and directors, trustees, officers, corporators and employees of the Mutual Holding Company and the Bank. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold to the public through a Direct Community Offering (as defined in the Plan) and a Syndicated Community Offering (as defined in the Plan), as determined by the Board of Directors of the Company in its sole discretion. Collectively, the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering are referred to herein as the "Offerings."

     5. The Company will contribute to the Bank a portion of the net proceeds received by the Company in the Offerings (the "Contributed Offering Proceeds") in exchange for 100% of its newly outstanding Bank Common Stock.

The Liquidation Account will be established by the Bank for the benefit of the Eligible and Supplemental Eligible Account Holders who maintain Deposit Accounts (as defined in the Plan) in the Bank after the Conversion. The Liquidation Account balance will initially be an amount equal to the Bank's net worth as of the date of the most recent consolidated statement of financial condition contained in the final prospectus utilized in the Conversion. Each Eligible and Supplemental Eligible Account Holder will have an undivided interest in the Liquidation Account balance (referred to as a "subaccount balance"). The proportionate interest of an Eligible or Supplemental Eligible Account Holder in the Liquidation Account will never increase, but will, however, decrease to reflect subsequent withdrawals from the Deposit Account of such Eligible or Supplemental Eligible Account Holders. In the sole event of a complete liquidation of the Bank after the Conversion, each Eligible and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution from the Liquidation Account in the amount of their then current interest before any liquidation distribution may be made with respect to the capital stock of the Bank.

Each Deposit Account in the Bank at the time of the consummation of the Conversion will become a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock purchased in the Offerings) and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in the Bank had immediately preceding consummation of the Conversion.

REPRESENTATIONS

You have made the following representations to us with regard to the Conversion. We have not independently investigated these representations, but we are relying on them as an integral part of our opinion.

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 4

     1. The merger of the Mutual Holding Company into the Bank in the MHC Merger will be effected pursuant to applicable state and/or federal corporate and banking laws and will qualify as a statutory merger under applicable federal and state law.

     2. The aggregate fair market value of the interest in the Liquidation Account and the Subscription Rights received by each Eligible or Supplemental Eligible Account Holder pursuant to the MHC Merger will be approximately equal to the fair market value of the equity interest in the Mutual Holding Company surrendered by the Eligible or Supplemental Eligible Account Holder in exchange therefor.

     3. To the best of the knowledge of the management of the Mutual Holding Company and the Bank, there is no plan or intention on the part of the Eligible of Supplemental Eligible Account Holders to withdraw from their Deposit Accounts subsequent to the Conversion such that the withdrawals would reduce their aggregate interests in the Liquidation Account to an amount having a value at the Effective Date of less than fifty percent of the value of the aggregate interests which the Eligible and Supplemental Eligible Account Holders of the Mutual Holding Company will have in the residual equity of the Mutual Holding Company immediately prior to the Conversion.

     4. The Bank has no plan or intention to reacquire any of the interests in the Liquidation Account issued in the MHC Merger.

     5. The liabilities of the Mutual Holding Company assumed by the Bank in the MHC Merger and the liabilities to which the transferred assets of the Mutual Holding Company are subject were incurred by the Mutual Holding Company in the ordinary course of its business.

     6. The Bank, the Mutual Holding Company and the Eligible and Supplemental Eligible Account Holders will pay their respective expenses, if any, incurred in connection with the Conversion, except that the the Bank and the Mutual Holding Company may pay fees to brokers and investment bankers for assisting Eligible and Supplemental Eligible Account Holders and other eligible subscribers in completing and/or submitting Order Forms (as defined in the Plan). The expenses for brokers and investment bankers to assist Eligible and Supplemental Eligible Account Holders and other eligible subscribers are solely and directly related to the Conversion and will be paid by the Company, the Bank and the Mutual Holding Company directly to the brokers and investment bankers.

     7. There is no intercorporate indebtedness existing between the Mutual Holding Company and the Bank that was issued, acquired, or will be settled at a discount in the Conversion.

     8. Neither the Bank nor the Mutual Holding Company is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 5

     9. Neither the Mutual Holding Company nor the Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

     10. The fair market value of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

     11. The total adjusted basis of the assets of the Mutual Holding Company transferred to the Bank in the MHC Merger will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. The Bank has no plan or intention to issue additional shares of its stock that would result in the Mutual Holding Company owning less than all of the outstanding stock of the Bank.

     13. The Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Company; or to cause the Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

     14. On the Effective Date, the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

OPINIONS

Based on the foregoing description of the Conversion, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that, if the Conversion were to be consummated as described above as of the date hereof, then:

     1. The MHC Merger will constitute a tax-free reorganization within the meaning of Section 368(a) (1) (A) of the Code. (Section 368(a) (1) (A) of the Code.)

     2. The exchange, as a result of the MHC Merger, of the equity interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Mutual Holding Company for interests in the Liquidation Account established by the Bank in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

     3. The Mutual Holding Company will not recognize any gain or loss as a result of the MHC Merger or on the transfer of the Mutual Holding Company's assets to the Bank in exchange for an interest in the Liquidation Account established in the Bank for the benefit of the

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 6

Eligible Account Holders and the Supplemental Eligible Account Holders who remain depositors of the Bank. (Section 361 of the Code.)

     4. No gain or loss will be recognized by the Bank as a result of the MHC Merger or upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the transfer to the Eligible Account Holders and the Supplemental Eligible Account Holders of an interest in the Liquidation Account.

     5. The basis of the assets of the Mutual Holding Company to be received by the Bank will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code.)

     6. The holding period of the assets of the Mutual Holding Company to be received by the Bank will include the holding period of those assets in the hands of the Mutual Holding Company. (Section 1223(2) of the Code.)

     7. The Eligible and Supplemental Eligible Account Holders will recognize no gain or loss as a result of the MHC Merger or upon the receipt of interests in the Liquidation Account in the Bank in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code.)

     8. The Company will recognize no gain or loss upon the receipt of cash in the Offerings in exchange for shares of Conversion Stock. (Section 1032 of the Code.)

     9. The Company will recognize no gain or loss upon the transfer of a portion of the net proceeds received by the Company in the Offerings to the Bank in exchange for common stock of the Bank. (Section 351(a) of the Code.)

     10. The Bank will recognize no gain or loss upon the receipt of the contributed offering proceeds from the Company in exchange for common stock of the Bank. (Section 1032 of the Code.)

     11. It is more likely than not that the fair market value of the Subscription Rights to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and other persons is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and such other persons upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rule 56-572, 1956-2 C.B. 182).

The opinion set forth in 11 above is based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact,

Boards of Trustees and Directors
Hampden Bancorp, Inc.
Hampden Bancorp, MHC
Hampden Bank
November 9, 2006
Page 7

depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Company Common Stock at a price equal to its estimated fair market value, which will be the same priced as the purchase price for the unsubscribed shares of Company Common Stock. We believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan. We hereby consent to the filing of the opinion as an exhibit to the Application filed with the Division and to the Company's Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application and S-1 under the captions "Tax Aspects of the Conversion" and "Legal and Tax Opinions."


Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.